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                                                                      EXHIBIT 16

                      AMENDMENT TO THE AST RESEARCH, INC.
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                     1994 ONE-TIME GRANT STOCK OPTION PLAN
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                           FOR NON-EMPLOYEE DIRECTORS
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     Pursuant to resolution of the Board of Directors of AST Research, Inc., a
Delaware corporation (the "Company"), dated February 27, 1995, the AST Research, Inc. 1994 One-Time Grant Stock Option Plan for Non-Employee Directors is hereby amended, effective as of the date hereof, by adding the following sentence to the end of Section 10(a) thereof:

          Notwithstanding the foregoing, the provisions of this Section 10 shall not apply with respect to any Offer that may occur in connection with
          (i) the transactions contemplated by that certain Stock Purchase Agreement, Dated As Of February 27, 1995, By And Between the Company and Samsung Electronics Company, Ltd. ("Samsung"), as the same may be amended pursuant to the terms thereof (the "Stock Purchase Agreement") or (ii) subject to the proviso to this sentence, the acquisition of Beneficial Ownership of Voting Stock by Samsung and/or its Affiliates in transactions permitted by the Stockholder Agreement; provided, that
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          the provisions of this Section 10 shall apply in the event Samsung and/or its Affiliates should at any time and by whatever means acquire, in the aggregate, Beneficial Ownership of more than 49.9% of the Voting Stock of the Company, and the transaction(s) whereby any such acquisition of Beneficial Ownership of more than 49.9% of the Voting Stock of the Company occurs shall constitute an Offer for purposes of this Section 10. Capitalized terms used without definition in this Section 10 shall have the meanings provided in the Stock Purchase Agreement.

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Date:  February 27, 1995                    AST RESEARCH, INC.

                                            By:  /s/ DENNIS R. LEIBEL
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                                                 DENNIS R. LEIBEL
                                                 Senior Vice-President

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